PRESS RELEASE

Basic Earth Announces Stock Repurchase Authorization

Thursday October 30, 8:30 am ET

DENVER, Oct. 30 /PRNewswire-FirstCall/ -- Basic Earth Science Systems, Inc. (Basic Earth) (OTC Bulletin Board: BSIC - News) today announced that its Board of Directors has authorized the repurchase of up to 500,000 shares of the Company's outstanding common stock over the next eighteen months. The repurchase program will be funded using the Company's existing available cash balances. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws and other factors. The repurchase program does not require the Company to repurchase any specific number of shares, and the Company may terminate the repurchase program at any time.

The repurchases will be made periodically in a variety of ways including: on the open market at prevailing market prices, in negotiated transactions off the market, or pursuant to a 10b5-1 plan adopted by the Company which permits the Company to repurchase its shares during periods in which the Company may be in possession of material non-public information. The repurchase program is expected to commence as soon as the week of November 3, 2008.

"Basic Earth's share repurchase program is in line with our strong ongoing commitment to enhance shareholder value," stated Ray Singleton, President of Basic Earth. "With strong profitability margins, a market cap to reserve value multiple of less than 1 and confidence in our long-term growth strategy, we believe our stock repurchase plan is an excellent use of our cash at this time. Furthermore, should the 500,000 share limit be reached and the above conditions still persist, the Board agreed to consider increasing the repurchase plan's share limit based on the conditions at that time."

Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the "over-the- counter - bulletin board" under the symbol BSIC. Basic's web site is at http://www.basicearth.net where additional information about the Company can be accessed.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "should," "may," "will," "anticipate," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Quarterly Report on Form 10-Q for the quarters ending June 30 and September 30, 2008, in addition to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2008, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.